Exhibit 3.3

INFORMAL ACTION OF THE BOARD OF DIRECTORS

OF

SINCLAIR BROADCAST GROUP, INC.

March 31, 2003

The undersigned, constituting all of the directors of Sinclair Broadcast Group, Inc., a Maryland corporation (the “Corporation”), in accordance with Section 2-408(c) of the Corporations and Associations Article of the Annotated Code of Maryland, do hereby take the actions set forth below; and to evidence their waiver of any right to dissent from such actions, do hereby consent as follows:

WHEREAS, pursuant to Article VI, Section 6 of the Corporation’s By-Laws, the Board of Directors has the authority to amend, alter, or repeal the By-Laws without the approval of the Corporation’s stockholders, but subject to subsequent repeal by the Corporation’s stockholders at a meeting duly called for such purpose; and

WHEREAS, the Board of Directors deems it to be advisable and in the best interests of the Corporation to amend Article I, Section 1 of the Corporation’s By-laws.

BE IT HEREBY:

RESOLVED, that the By-Laws of the Corporation are hereby amended by striking the current Article I, Section 1 in its entirety, and inserting in lieu thereof, the following:

SECTION 1.  Annual Meeting.  The annual meeting of the stockholders of the Corporation for the purpose of electing directors to succeed those whose terms shall have expired as of the date of such annual meeting, and for the transaction of such other corporate business as may come before the meeting, shall be held on the date and at the time fixed, from time to time, by the directors, and each successive meeting shall be held on a date within thirteen months after the date of the preceding annual meeting.

FURTHER RESOLVED, that such amendment of the By-Laws of the Corporation is hereby authorized, ratified, confirmed, and approved; it being understood that shareholder approval of such amendment is not required.

This Consent shall be filed among the Minutes of the proceedings of the directors.

This Informal Action of the Board of Directors may be executed in counterparts.

WITNESS our signatures on the day and year first above written.

DIRECTORS:

/s/ David D. Smith
David D. Smith

s/ Frederick G. Smith
Frederick G. Smith

s/ J. Duncan Smith
J. Duncan Smith

s/ Robert E. Smith
Robert E. Smith

s/ Basil A. Thomas
Basil A. Thomas

s/ Lawrence McCanna
Lawrence McCanna

s/ Daniel C. Keith
Daniel C. Keith

s/ Martin R. Leader
Martin R. Leader